Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF

INTEGRATED BIOPHARMA, INC.
(a Delaware Corporation)

The undersigned, E. Gerald Kay, hereby certifies that:

1. He is Chairman and Chief Executive Officer of Integrated BioPharma, Inc. (the "Corporation"), a Delaware corporation, and is duly authorized by the duly adopted resolution of the Board of Directors of the Corporation at a meeting convened on March 19, 2008 to execute this instrument.

2. This Certificate of Amendment of the Restated Certificate of Incorporation was duly approved by the Corporation's Board of Directors and duly adopted by written consent of the holders of a majority of the shares of common stock of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article Fourth of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

"FOURTH: The Corporation shall have the authority to issue 51,000,000 shares of stock to be divided into 50,000,000 shares of Common Stock, with a par value of $.002 per share, and 1,000,000 shares of Preferred Stock with a par value of $.002 per share, that may be issued by the Board of Directors pursuant to the provisions of Article FIFTH below."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed this 9th day of May 2008.

By:	/s/ E. Gerald Kay
E. Gerald Kay
Chairman and Chief Executive Officer